Exhibit 16.1

January 20, 2011

United States Securities and Exchange Commission
100 F Street, N.E.
Washington D.C. 20549

Re:	Ventrus Biosciences, Inc.
Commission File Number 001-35005

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K of Ventrus Biosciences, Inc. to be filed with the Securities and Exchange Commission on January 20, 2011, and are in agreement with the statements contained under Item 4.01(a) therein as they relate to our firm.  We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ J.H. Cohn LLP

Roseland, NJ